UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2015

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

Merger Agreement

On January 25, 2015, Lakes Entertainment, Inc., a Minnesota corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LG Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (the “Merger Subsidiary”), Sartini Gaming, Inc., a Nevada corporation (“Golden Gaming”), and The Blake L. Sartini and Delise F. Sartini Family Trust, as sole shareholder of Golden Gaming (the “Sartini Trust”), pursuant to which, on and subject to the terms and conditions set forth in the Merger Agreement, the Merger Subsidiary will merge with and into Golden Gaming, with Golden Gaming surviving as a wholly-owned subsidiary of the Company (the “Merger”).

Under the terms of the Merger Agreement, the Company is valued at $9.57 per share (representing an approximate 37% premium to the closing share price for Company common stock on January 23, 2015), subject to working capital and various other adjustments under the Merger Agreement. The value of Golden Gaming under the Merger Agreement will be determined by multiplying 7.5 times Golden Gaming’s trailing twelve-month consolidated earnings before interest, taxes, depreciation and amortization (adjusted for non-cash or non-recurring expenses, losses and charges and certain other expenses), less the aggregate principal amount of Golden Gaming’s indebtedness, subject to working capital and various other adjustments under the Merger Agreement.  Based on current September 30, 2015 financial estimates and assumptions, the Sartini Trust would be issued 7,858,145 shares of Company common stock under the Merger Agreement, which would represent approximately 35.7% of the total fully diluted post-merger shares of Company common stock. The Company’s current shareholders (assuming the exercise of all outstanding options to acquire Company common stock) would retain approximately 64.3% of the total post-merger shares of Company common stock.

The Company has made certain customary representations, warranties and covenants in the Merger Agreement, including, among others, (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, engage or participate in negotiations or discussions concerning, or provide non-public information in connection with, alternative business combination transactions, (ii) to cause a meeting of the Company’s shareholders to be held to consider the issuance of shares of Company common stock under the Merger Agreement, and (iii) subject to certain exceptions, that the Company’s Board of Directors will recommend that the Company’s shareholders vote to approve the issuance of shares of Company common stock under the Merger Agreement.

The representations and warranties of Golden Gaming in the Merger Agreement survive the closing of the transaction, and a portion of the shares of Company common stock to be issued to the Sartini Trust under the Merger Agreement will be placed into escrow to satisfy the indemnification obligations of the Sartini Trust described in the Merger Agreement.

Completion of the Merger is subject to various customary closing conditions, including, but not limited to, (i) approval by the Company’s shareholders of the issuance of shares of Company common stock under the Merger Agreement, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) certain gaming approvals having been obtained from the relevant gaming authorities, (iv) the absence of any order or injunction prohibiting the consummation of the Merger, (v) no material adverse effect or other specified adverse events occurring with respect to the Company or Golden Gaming, (vi) the refinancing of certain indebtedness of Golden Gaming, (vii) subject to certain exceptions, the accuracy of the representations and warranties of the parties, and (viii) performance and compliance in all material respects with agreements and covenants contained in the Merger Agreement.

The Merger Agreement also contains certain termination rights for each of the Company and Golden Gaming, including if the Merger is not consummated by November 3, 2015 (subject to automatic extension to February 1, 2016 if all conditions to closing other than specified gaming approvals have been satisfied or waived). The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, the Company is required to pay Golden Gaming a cash termination fee of $5,000,000 or reimburse Golden Gaming’s transaction expenses up to $500,000. In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Golden Gaming will be required to reimburse the Company’s transaction expenses up to $500,000.

The Merger is expected to be consummated prior to the end of 2015. The Company will call a shareholders’ meeting at which the issuance of shares of Company common stock in connection with the Merger Agreement will be submitted to the Company’s shareholders for approval.

The Company’s Board of Directors has approved the Merger Agreement and determined that the Merger Agreement and the Merger were in the best interests of the Company and its shareholders, and has recommended that shareholders vote in favor of the issuance of shares of Company common stock in connection with the Merger Agreement.

In connection with the entry into the Merger Agreement, and as an inducement to Golden Gaming’s and the Sartini Trust’s willingness to enter into the Merger Agreement, on January 25, 2015, the Company entered into (i) a Voting and Support Agreement with Golden Gaming, Lyle A. Berman and certain other shareholders of the Company, under which the Company shareholders party thereto have agreed to support and vote their shares of Company common stock in favor of the issuance of shares of Company common stock under the Merger Agreement and certain other matters, and (ii) a Shareholders’ Agreement with the Sartini Trust, Mr. Berman and certain other shareholders of the Company with respect to representation on the Board of Directors of the Company after the consummation of the Merger and certain other matters.

The foregoing descriptions of the Merger Agreement, the Voting and Support Agreement and the Shareholders’ Agreement do not purport to be complete and are qualified in their entirety by the full text of the Merger Agreement, the Voting and Support Agreement and the Shareholders’ Agreement, which are filed as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement and not establishing these matters as facts, and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties were made as of a specified date, and may be subject to a contractual standard of materiality different from what might be viewed as material by shareholders, or may have been used for the purposes of allocating risk between the parties. Accordingly, the representations, warranties and covenants in the Merger Agreement should not be relied on by persons as characterizations of the actual state of facts or conditions of the Company, Golden Gaming or any of their respective subsidiaries or affiliates at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors and security holders with information regarding the terms of the Merger Agreement. It is not intended to be a source of ongoing financial, business or operational information, or provide any other factual information, about the Company, Golden Gaming or their respective subsidiaries or affiliates to be relied on by investors. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Golden Gaming, their respective affiliates or their respective businesses, the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, a proxy statement of the Company, as well as in the Forms 10-K, Forms 10-Q and other filings that the Company makes with the Securities and Exchange Commission (the “SEC”).

Amended and Restated Rights Plan

Effective as of January 25, 2015, in connection with the entry into the Merger Agreement, the Company entered into an Amended and Restated Rights Agreement with Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as rights agent (the “Amended Rights Agreement”), to amend and restate the Rights Agreement, dated as of December 12, 2013 between the Company and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as rights agent (the “Rights Agreement”), in order to preserve its ability to utilize its existing net operating loss carryforwards and to exempt the transactions contemplated by the Merger Agreement from the provisions of the Rights Agreement.

As of September 28, 2014, the Company had approximately $89.1 million of federal net operating loss carryforwards, which will begin to expire in 2032 (the “NOLs”), which the Company views as a valuable asset. The Company’s Board of Directors has determined that the expected issuance of shares of Company common stock in the Merger will significantly increase the risk of an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), occurring. If the Company were to experience an “ownership change” within the meaning of Section 382 of the Code, the Company’s ability to utilize its NOLs to offset future taxable income could be significantly limited or lost altogether. Accordingly, the amendments to the Rights Agreement in the Amended Rights Agreement are designed to deter acquisitions of shares of Company common stock that would result in a shareholder owning 4.99% or more of the Company common stock (as calculated under Section 382 of the Code) or any existing holder of 4.99% or more of the Company common stock acquiring additional shares (either of which could result in an “ownership change” under Section 382 of the Code) and thereby preserve the Company’s ability to utilize its NOLs to offset future taxable income following the consummation of the Merger. There is no guarantee, however, that the Amended Rights Agreement will prevent the Company from experiencing an “ownership change” under Section 382 of the Code.

The changes to the Rights Agreement effected by the Amended Rights Agreement include lowering the voting securities ownership threshold of an “Acquiring Person” from 15% to 4.99% and removing associated “acting in concert” provisions, defining “Beneficial Ownership” by reference to Section 382 of the Code, and providing that the Sartini Trust will not become an “Acquiring Person” under the Amended Rights Agreement as a result of the issuance of shares of Company common stock to the Sartini Trust under the Merger Agreement.

The foregoing description of the Amended Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended Rights Agreement, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 3.03     Material Modification to Rights of Security Holders

The information set forth in Item 1.01 under the heading “Amended and Restated Rights Plan” is incorporated into this Item 3.03 by reference.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of January 25, 2015, the Company’s Board of Directors amended the Company’s First Amended Bylaws to add a new Article 10, Forum for Adjudication of Disputes, which provides that, unless the Company consents in writing to the selection of an alternative forum, Minnesota state and federal courts will be the sole and exclusive forum for certain specified corporate law based lawsuits involving the Company. The foregoing summary is qualified in its entirety by the full text of the Second Amended Bylaws, which are filed as Exhibit 3.1 hereto and are incorporated herein by reference.

Item 8.01     Other Events

Agreement and Plan of Merger

The Company and Golden Gaming issued a joint press release on January 26, 2015 announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Sale of Rock Ohio Ventures Interest

The Company sold all of its interest in Rock Ohio Ventures, LLC to an unrelated third party pursuant to a Membership Interest Purchase Agreement, dated effective as of January 25, 2015, between the Company and DG Ohio Ventures, LLC (the "Purchase Agreement") for $750,000. The Purchase Agreement contains customary representations, warranties and covenants.

Letter to Company Employees

On January 26, 2015, the Company distributed a letter from the Company’s President, Timothy J. Cope, to the Company’s employees. A copy of the letter to employees is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

* * *

Forward-Looking Statements

Statements in this Current Report on Form 8-K and the exhibits filed herewith include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the estimated value of the Company and Golden Gaming in connection with the Merger; the amount of shares to be issued to the Sartini Trust under the Merger Agreement and the expected post-closing shareholdings of legacy Company shareholders and the Sartini Trust; the expected benefits of a potential combination of the Company and Golden Gaming and expectations about future business plans, prospective performance and opportunities; the expected timing of the completion of the transaction; the obtaining of required regulatory approvals and approval by the Company’s shareholders; and the ability of the Company to utilize its NOLs to offset future taxable income. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. These forward-looking statements are based on current expectations and assumptions of management of the Company and Golden Gaming and are subject to risks, uncertainty and changes in circumstances that could cause the actual events and results in future periods to differ materially from the expectations of the Company and Golden Gaming and those expressed or implied by these forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. These risks, uncertainties and changes in circumstances include (a) the possibility that the Merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and the Company’s shareholder approval, and to satisfy or waive other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or that the parties to the Merger Agreement may be required to modify aspects of the transaction to achieve regulatory approval; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the Merger to fail to close; (d) the ability of the Company and Golden Gaming to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed Merger; (g) the Company’s ability to monetize non-core assets prior to the closing of the transaction, (h) the ability to retain key employees of the Company and Golden Gaming; (i) that there may be a material adverse change affecting the Company or Golden Gaming, or that the respective businesses of the Company or Golden Gaming may suffer as a result of uncertainty surrounding the transaction; (j) the occurrence of an “ownership change,” as defined in Section 382 of the Code; and (k) the risk factors disclosed in the Company’s filings with the SEC, including its Annual Report on Form 10-K, which was filed on March 14, 2014. Forward-looking statements reflect the Company’s and Golden Gaming’s management’s analysis and expectations only as of the date of this Current Report on Form 8-K, and neither the Company nor Golden Gaming undertake to update or revise these statements, whether written or oral, to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material for the shareholder vote with respect to the issuance of shares of Company common stock under the Merger Agreement. In connection with the Merger Agreement, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the Company's shareholders. This filing does not constitute a solicitation of any vote or proxy from any shareholder of the Company. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS OR MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, GOLDEN GAMING AND THE PROPOSED MERGER. Investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC (when they become available), without charge, at the SEC’s web site at www.sec.gov. In addition, investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC by directing a written request to Investor Relations, Lakes Entertainment, Inc., 130 Cheshire Lane, Suite #101, Minnetonka, MN 55305, or by accessing the Company’s website at www.lakesentertainment.com under the heading “Investors” and then “SEC Filings.”

Participants in the Solicitation

The Company, Golden Gaming and their respective directors, executive officers and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in connection with the proposed transaction, including with respect to the issuance of shares of Company common stock under the Merger Agreement. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement, dated July 23, 2014, for its 2014 annual meeting of shareholders. Additional information regarding participants in the proxy solicitation and a description of their interests in the proposed transaction will be contained in the proxy statement that the Company will file with the SEC in connection with the proposed transaction and other relevant documents or materials to be filed with the SEC regarding the proposed transaction.

Item 9.01             Financial Statements and Exhibits.

(d)               Exhibits

2.1

Agreement and Plan of Merger, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., LG Acquisition Corporation, Sartini Gaming, Inc. and The Blake L. Sartini and Delise F. Sartini Family Trust[1]

3.1	Second Amended Bylaws of Lakes Entertainment, Inc.

4.1	Amended and Restated Rights Agreement, dated as of January 25, 2015, by and between Lakes Entertainment, Inc. and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association

10.1	Voting and Support Agreement, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., Sartini Gaming, Inc., Lyle A. Berman and certain other shareholders of Lakes Entertainment, Inc.

10.2

Shareholders’ Agreement, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., The Blake L. Sartini and Delise F. Sartini Family Trust, Lyle A. Berman and certain other shareholders of Lakes Entertainment, Inc.

99.1	Joint Press Release issued by Lakes Entertainment, Inc. and Sartini Gaming, Inc., dated January 26, 2015

99.2	Letter from Timothy Cope to Lakes Entertainment, Inc. employees, dated January 26, 2015

1 Schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC.
(Registrant)

Date: January 26, 2015	/s/ Timothy J. Cope
Name: Timothy J. Cope
Title: President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., LG Acquisition Corporation, Sartini Gaming, Inc. and The Blake L. Sartini and Delise F. Sartini Family Trust

3.1	Second Amended Bylaws of Lakes Entertainment, Inc.

4.1	Amended and Restated Rights Agreement, dated as of January 25, 2015, by and between Lakes Entertainment, Inc. and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association

10.1	Voting and Support Agreement, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., Sartini Gaming, Inc., Lyle A. Berman and certain other shareholders of Lakes Entertainment, Inc.

10.2	Shareholders’ Agreement, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., The Blake L. Sartini and Delise F. Sartini Family Trust, Lyle A. Berman and certain other shareholders of Lakes Entertainment, Inc.

99.1	Joint Press Release issued by Lakes Entertainment, Inc. and Sartini Gaming, Inc., dated January 26, 2015

99.2	Letter from Timothy Cope to Lakes Entertainment, Inc. employees, dated January 26, 2015